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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
                  under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934

                         Commission File Number: 0-9539

                         SEARCH FINANCIAL SERVICES INC.
             (Exact name of registrant as specified in its charter)

                                   Suite 2500
                             600 North Pearl Street
                                Dallas, TX 75201
                                 (214) 965-6000
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                        9%/7% CONVERTIBLE PREFERRED STOCK
            (Title of each class of securities covered by this Form)

                                      NONE
                  (Title of all other classes of securities for
                       which a duty to file reports under
                         Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rules provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [X]      Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(1)(ii)     [ ]      Rule 12h-3(b)(2)(i)      [ ]
         Rule 12g-4(a)(2)(i)      [ ]      Rule 12h-3(b)(2)(ii)     [ ]
         Rule 12g-4(a)(2)(ii)     [ ]      Rule 15d-6               [ ]
         Rule 12h-3(b)(1)(i)      [ ]

Approximate number of holders of record as of the certification or notice date:
0.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Search Financial Services Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           SEARCH FINANCIAL SERVICES INC.



Date:    November 19, 1998                 By:          /s/ Larry E. Levey
                                                ---------------------------
                                                Larry E. Levey
                                                President